Exhibit 99.1

Chemed Corporation Announces a Five-Year $350 Million Amended and Restated Credit Agreement

CINCINNATI--(BUSINESS WIRE)--January 22, 2013--Chemed Corporation ("Chemed") (NYSE:CHE) announced that it has entered into an Amended and Restated Credit Agreement for its Revolving Credit Facility (“Credit Agreement”). JPMorgan Chase Bank, National Association acted as the Administrative Agent and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Bookrunners for this transaction. Bank of America, N.A. was the Syndication Agent and U.S. Bank National Association was the Documentation Agent.

Terms of the Credit Agreement consist of a five-year $350 million revolving credit facility. The interest rate on this Credit Agreement has a floating rate that is currently LIBOR plus 125 basis points. An expansion feature is included in this Credit Agreement that provides Chemed the opportunity to increase its revolver and/or enter into term loans for an additional $150 million.

This Amended and Restated Credit Agreement provides Chemed with lower borrowing spreads and continued flexibility in terms of acquisitions, share repurchases, dividends and other corporate needs.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

CONTACT:
Chemed Corporation
David P. Williams, 513-762-6901